Exhibit T3A-23.1

NUMBER FIFTY-SEVEN.

In the city of San Salvador, at eleven o'clock on the eighteenth day of December, nineteen hundred and ninety and eight.

Before me. DANILO RODRIGUEZ VILLAMIL. Notary, of this domicile, appears Mr. LUIS MIGUEL ESPINO ARRIETA, of thirty four years of age, lawyer, of this domicile of Salvadoran nationality, whom I know and identify by means of his Personal Identity Card number one-one two hundred and sixty one thousand three hundred and eighty six, who acts in name and representation of the company Atlantic Pacific Cellular a Limited Liability Company, of the domicile of the Cayman Islands, of nationality of the Cayman Islands, I attest that my legal capacity is legitimate and sufficient, having had before me a special power of attorney granted by Atlantic Pacific Cellular on November 30th of the current year, duly translated into Spanish and authenticated by apostille on December 1st of the current year.

The present document states that the undersigned is authorized to grant the present act and Mr. THOMAS PAUXTIS TANIS. Jr., age forty-five. Executive, of the domicile of the United States of America, of American nationality, whom I know and identify by means of his passport number one hundred eleven million one hundred twenty-four thousand forty-eight, issued in the United States of America on September fifth, nineteen hundred ninety-five, who acts on his own behalf AND THEY SAY TO ME: That by this act they constitute a corporation. which shall be governed by the following clauses, which also include its bylaws:

FIRST: NATURE AND NATIONALITY: The corporation is of a stock corporation nature, of variable capital and Salvadoran nationality.

SECOND: NAME AND ADDRESS: Its name is Digicel SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE, which may be abbreviated to DIGICEL, S.A. de C.V. The main domicile of the corporation is the city of San Salvador, Department of the same name, but it may establish branch agencies, establishments or other dependencies within or outside the Republic.

THIRD: PURPOSE: The purpose of the corporation shall be: a) the rendering of all types of services in the field of telecommunications, including the acquisition, implementation and operation of frequencies for transmissions, the rendering of all maintenance services for communications networks, the expansion of said networks, the obtaining of necessary equipment and services from third parties, the acquisition of additional frequencies to extend and improve the capacity of the telecommunications network, the rendering of public cellular telephone service; b) the exploitation of industry and commerce, to the achievement of which it shall engage in all types of lawful acts which, without being limiting, includes: To manufacture, transform, machine, industrialize, distribute, buy, sell, import and export, on its own account or on behalf of third parties all kinds of merchandise; c) to buy. c) to buy, lease, sell, encumber, administer and dispose, in any other form, of real estate; d) to acquire, administer, negotiate, subscribe, subscribe, grant, encumber, guarantee securities, including debt securities; e) to plan, organize, operate and administer all kinds of companies and businesses of its own or others; f) to grant personal guarantees, sureties, bonds, pledges. mortgages: to receive loans: to grant contracts and enter, in general, into all kinds of legal acts necessary or convenient for the accomplishment of its purpose, or that are a consequence thereof: g) To provide and receive all kinds of consulting or advisory, administrative, technical and supervisory services: and h) to act as intermediary, commission agent, agent or distributor for all kinds of companies in the country or abroad.

FOURTH: TERM: the term of the corporation is indefinite.

FIFTH: CAPITAL STOCK: A) AMOUNT OF CAPITAL STOCK. B) MINIMUM CAPITAL. C) CASH CONTRIBUTIONS.

A) AMOUNT OF THE CAPITAL STOCK: The capital stock is TWO MILLION COLONES represented and divided in ONE HUNDRED THOUSAND nominative shares, common, of a single series and common category, of the nominal value of TWENTY COLONES each. Each share gives the right to one vote in all kinds of General Meetings.

B) MINIMUM CAPITAL: The minimum capital with which the corporation will operate is set at TWO MILLION COLONES.

C) CASH CONTRIBUTIONS: The capital stock is subscribed and paid as follows: Mr. Luis Miguel Espino Arrieta on behalf of the company Atlantic Pacific Cellular subscribes NINETY NINE THOUSAND NINE HUNDRED NINETY NINE shares, whose total value is ONE MILLION NINE HUNDRED NINETY NINE THOUSAND NINE HUNDRED EIGHTY COLONES; and Mr. THOMAS PAUXTIS TANES, Jr. subscribes ONE share, whose total value is TWENTY COLONES. The participants in this act pay twenty-five percent of the subscribed shares, by means of certified check Series "G", number eleven thousand four hundred and thirty-eight, drawn on Banco Citibank, N.A., in favor of the company DIGICEL, S.A. de C.V. for the amount of FIVE HUNDRED THOUSAND COLONES, which I have had in sight. The undersigned add that, on behalf of the company they constitute, they consider that they have received, to their satisfaction, the contributions made. The unpaid part of the capital will be paid within a term of five years, according to calls to be agreed upon by the General Shareholders' Meeting.

SIXTH: REGIMES FOR THE VARIABILITY OF THE CAPITAL: The increase or decrease of capital, in the variable part, will be agreed upon by the Extraordinary General Shareholders' Meeting and recorded in the Capital Registry Book duly legalized, which, for such purpose, will be kept by the corporation, all in accordance with the following regimes:

A) REGIME FOR CAPITAL INCREASE: the capital increase may take place by subsequent contributions, by admission of new partners, by capitalization of profits and reserves or by revaluation of assets, under the following conditions: a) that the previous capital is fully paid up; b) that the resolution to increase capital is adopted by the Extraordinary General Shareholders' Meeting, with the percentage of votes required by Law for such purpose, establishing, in each case: its amount. c) if the capital stock is increased by new contributions, the new shares to be issued will be fully subscribed and each one paid in at least twenty-five percent, when their payment is made in cash. However, if the contributions are in kind, the value of each share must be paid in full.

B) REGIME FOR REDUCTION OF CAPITAL: The reduction of capital may be effected by partial or total withdrawal of some contributions or by devaluation of assets, under the following conditions: a) when the capital stock is equal to the minimum capital, or the purpose of the reduction is to reduce the capital below the minimum, the latter may only be reduced in accordance with the rules governing fixed capital companies, and the respective public deed of capital reduction must be executed for this purpose; b) when the capital stock is greater than the minimum and a shareholder exercises his right of withdrawal, either in whole or in part, he must notify the corporation either judicially or by notarial act, but such withdrawal will not take effect until the end of the current fiscal year, if the notification is made before the last quarter of such fiscal year; and until the end of the following fiscal year, if it is made after that date; c) any shareholder may exercise its right of withdrawal, prior authorization of the Extraordinary General Shareholders' Meeting and provided that such withdrawal does not imply reducing the capital stock to less than the minimum d) when two or more shareholders wish to exercise their right of withdrawal and such withdrawals would have the effect of reducing the capital stock to less than the minimum, the Extraordinary General Shareholders' Meeting will authorize the payment of the contributions in proportion to the participations held by each of the shareholders in the capital stock; e) when it is agreed to reduce the capital stock due to devaluation of the assets, the Extraordinary General Shareholders' Meeting will establish the basis for regulating the manner of making the reduction.

C) REQUIREMENTS FOR INCREASING THE MINIMUM CAPITAL: When it is resolved to increase the minimum capital, the resolution will be published in the Official Gazette and in a newspaper of national circulation. Once such resolution has been published and the respective public deed of capital increase has been granted and registered, it may not be reduced or revoked, except with the same formalities that apply to fixed capital corporations. Capital increases do not in themselves mean that the minimum level of capital stock is increased, unless this is expressed in the resolution and the corresponding public deed is executed and registered.

SEVENTH: CAPITAL REGISTRY BOOK: In compliance with the provisions of Article

Three Hundred and Twelve of the Code of Commerce, the corporation shall keep a Capital Registry Book, in which all capital increases or decreases must be recorded.

EIGHTH: SHARES: The share is the necessary title to accredit and transmit the quality of shareholder.

A) STOCK CERTIFICATES: Shareholders may be issued share certificates, which may represent one or more shares. These certificates shall contain all the requirements set forth in Article One Hundred Forty-Nine of the Code of Commerce and shall be signed by the Chairman and the Secretary of the Board of Directors.

B) REPOSITION OF CERTIFICATES OF: In case of loss, destruction or misplacement of any stock certificate, the provisions of the Commercial Code, the Law of Mercantile Procedures and any other applicable laws shall apply. All replacement costs shall be borne by the interested party. The corporation shall have no liability whatsoever to the shareholders or third parties by virtue of the replaced certificates, whether by reason thereof dividends have been collected or other rights granted to the shareholders under the terms of this deed have been exercised.

C) SHAREHOLDERS' REGISTER BOOK: The corporation shall keep a Shareholders' or Stock Registry Book which shall contain the requirements contemplated in Article One Hundred and Fifty-five of the Code of Commerce.

TENTH: PREFERENTIAL RIGHT TO ACQUIRE NEW SHARES: In the event of a capital increase, the shareholders shall have a preferential right to subscribe the new shares to be issued, in proportion to the number of shares they hold on the date on which the increase is agreed upon. They may also acquire, with the same preferential and proportional right, the shares which the other shareholders have not wished to subscribe and to subscribe any supplementary capital contributions. The rights conferred to the shareholders in the event of a capital increase must be stated within fifteen days following the publication of the respective resolution.

ELEVENTH: GOVERNANCE OF THE COMPANY: The governance of the Company shall be exercised by the General Shareholders' Meetings and by the Board of Directors, as determined by the General Shareholders' Meeting that elects the Company's administrators.

TWELFTH: GENERAL MEETINGS OF SHAREHOLDERS: There will be two types of Meetings: Ordinary AND Extraordinary. The General Shareholders' Meeting, formed by the shareholders legally convened and assembled, is the supreme body of the corporation. The resolutions legally adopted shall bind all shareholders present and even those absent or dissenting, except for the rights of opposition and withdrawal in the cases indicated by law.

THIRTEENTH: ORDINARY GENERAL SHAREHOLDERS' MEETING: The Ordinary General Shareholders' Meeting will meet at least once a year, within the five months following the close of the corporate year, at the place, day and time indicated in the notice of meeting and will hear, in addition to the matters included in the agenda, the following: I) the report presented by the Board of Directors, the Balance Sheet, the Profit and Loss Statement and the Auditor's Report, in order to approve or disapprove the first three and take the measures it deems appropriate; II) the election and removal of the company's directors and the auditor; III) the emoluments corresponding to the directors and the auditor; IV) the distribution of profits; and V) the matters that the Board of Directors cannot resolve, and that the law does not require to be submitted to an Extraordinary General Meeting.

FOURTEENTH: EXTRAORDINARY GENERAL MEETINGS: The following are General Meetings. General. Extraordinary General Shareholders' Meetings are those that meet to deal with any of the following matters: I) modification of the Articles of Incorporation; II) issuance of negotiable obligations or bonds; III) amortization of shares with the Company's own resources and issuance of certificates of enjoyment; IV) other matters that in accordance with the law must be heard at an Extraordinary General Meeting.

FIFTEENTH: CALLS: The calls for Extraordinary or Ordinary General Meetings shall be published at least fifteen days prior to the date set for the meeting, not counting the day of publication of the call or the date of the Meeting. The following are indispensable requirements of the notice: I) the name of the company; II) the type of Meeting to be called; III) the indication of the necessary quorum; IV) the place, day and time of the Meeting; V) the place and time in advance with which the deposit of the shares must be made and the nomination of the person who is to issue the receipts for them; VI) the agenda of the Meeting; VII) the name and position of the person who signs the notice. The Meetings on first and second call will be announced in a single Notice: the meeting dates will be separated, at least, by a period of twenty-four hours. In the event that the Extraordinary General Meeting cannot be held due to the lack of a quorum on any of the dates of the notice, a new notice shall be issued, which may not be announced simultaneously with the previous notices and, in addition, must state the circumstance that it is a third notice and that the meeting shall be valid regardless of the number of shares represented. However, it will not be necessary to call an Ordinary or Extraordinary General Meeting if the shareholders or the representatives of all the shares into which the capital stock is divided are gathered, agree to call the Meeting and unanimously approve the agenda. The same Meeting may deal with ordinary and extraordinary matters if the notice of the meeting so expresses. From the date of publication of the notice, the books and documents related to the purposes of the Meeting will be at the Company's offices available to the shareholders so that they may become acquainted with them. The notices for the General Meetings shall be issued by the Board of Directors or, if necessary, by the auditor.

SIXTEENTH: RIGHT TO REQUEST A CONVOCATION: Shareholders representing at least five percent of the capital stock may request in writing at any time to the Board of

Directors the convocation of a General Shareholders' Meeting to deal with the matters indicated in their request. The holder of a single share shall have the same right in any of the following cases: I) when no meeting has been held for two consecutive fiscal years; II) when the meetings held during that time have not dealt with the matters indicated in the first four paragraphs of Clause Eleven of this Deed. If the Board of Directors refuses to call the meeting, or does not do so within fifteen days following the date of receipt of the request, the meeting will be called by the competent Judge at the request of the interested shareholder or shareholders, with a three-day hearing for the Board of Directors.

SEVENTEENTH: LIST OF CONCURRENTS: At the time indicated in the call, a list of the shareholders present or represented and of the representatives of the shareholders, indicating their names and the number of shares represented by each one, will be made; before the first vote the list will be exhibited for examination and will be signed by the Chairman of the Board of Directors, the Secretary of the Board of Directors, and the attending shareholders and representatives.

EIGHTEENTH: QUORUM FOR ORDINARY AND EXTRAORDINARY GENERAL MEETINGS: The General Meetings shall be governed as to quorum, in accordance with the provisions of Articles two hundred and forty, two hundred and forty-one, two hundred and forty-two, two hundred and forty-three, two hundred and forty-four and other applicable articles of the current Code of Commerce or by the legal provisions that in the future may replace, modify or complement them.

NINETEENTH: MAJORITY TO RESOLVE IN THE GENERAL MEETINGS: In the Ordinary General Meetings and in the Extraordinary General Meetings whose purpose is to resolve the items contained in items II and III of Clause Fourteen, the resolutions will be taken, both on the first and second date of the call, by the majority of the votes corresponding to the shares present; for there to be a resolution in the Extraordinary Meetings, a favorable vote will be required, on the first date, of three fourths of the shares of the corporation; and on the second date, of three fourths of the shares present; and on the third date, of the simple majority of the shares present.

TWENTIETH: ADMINISTRATION OF THE COMPANY: THE BOARD OF DIRECTORS: The administration of the Company will be in charge of a Board of Directors composed of three to five Directors, as determined by the Ordinary General Meeting that appoints them. Two directors shall occupy the offices of President and Secretary, respectively. The Directors shall remain in office for a period of FIVE YEARS, as of the day following the Ordinary General Shareholders' Meeting that determines and elects them, but may be removed from office at any time by the Ordinary and Extraordinary General Shareholders' Meeting. The Directors may be reelected one or more times for the performance of their duties and, until the election is made, they shall continue in their functions until a new election is held.

TWENTY-FIRST: CERTIFICATIONS: Certifications of all kinds may be issued by the Secretary of the Board of Directors or by the person designated for such purpose by the corresponding General Meeting.

TWENTY-SECOND: POWERS AND OBLIGATIONS: The Board of Directors, except for the limitations established by law or by this Articles of Incorporation, shall be vested with the broadest powers for the management of the business and corporate interests. In particular, it shall be responsible for: a) determine the administrative regime of the corporation; b) appoint and remove employees in the service of the corporation, fixing their salaries and wages; c) agree on the bases of the corresponding leasing or service rendering contracts and employment contracts; d) to appoint the managers and sub-managers it deems convenient for the good administration of the corporation; e) to issue and sign, in favor of the shareholders, the certificates of stock certificates, fulfilling the requirements of the law; f) to agree in which credit or banking institution the company's funds and securities must be deposited; g) to create and organize branches, agencies, factories and offices of the corporation and to fix the rules of their organization; h) to determine and fix the prices, values and conditions of the goods, services and operations with which the corporation operates; i) to determine the appearance of the corporation before the courts and the public authorities; j) to execute the valid resolutions of the general meetings and to enforce the provisions of the law and of this corporate charter; k) to call ordinary and extraordinary general meetings; l) to order the legal publication in due time of the balance sheets required by law; m) to discuss and approve; n) to formulate and establish, when appropriate, the work regulations and other internal regulations of the corporation and the companies it may have; and o) all other powers that are compatible with the normal management, administration and execution of the corporate business.

TWENTY-THIRD: LEGAL REPRESENTATION AND USE OF THE CORPORATE SIGNATURE: The legal, judicial and extrajudicial representation of the corporation and the Secretary use of the corporate signature, shall correspond to the President/Board of Directors, or indistinctly to the person acting in his/her stead, who shall be vested with broad general powers of administration and disposition the President or the Secretary shall not need authorization from the Board of Directors to act in the aforementioned capacity, except: (a) to acquire, dispose of or encumber real property or assets of the corporation; (b) to obtain and grant credits; and (c) to guarantee obligations of third parties, and (d) for all matters that are not in the ordinary course of business of the corporation.

TWENTY-FOURTH: AUDITORS: The General Ordinary Shareholders' Meeting shall elect an auditor, for a term of one year, and may be reelected, to perform the duties of oversight of the corporation, in the corporate administration, with the powers and duties as determined by law In the event of absence, impediment or resignation of the auditor, the General Meeting shall elect the person who will perform the duties of oversight of the corporation.

TWENTY-FIFTH: FINANCIAL YEAR: The Company's financial year is from January 1 to December 31 of each year.

TWENTY-SIXTH: RESERVES: From the net profits obtained in each fiscal year, the percentage established by law will be used to constitute a legal reserve fund until it represents the limit indicated by law. The General Shareholders' Meeting may resolve to constitute other general or special reserve funds.

TWENTY-SEVENTH: DISSOLUTION AND LIQUIDATION: The Company may be dissolved for any of the causes provided by law or by resolution of the General Shareholders' Meeting. In any case, when the dissolution and liquidation of the corporation is carried out, one or more liquidators will be appointed at the General Shareholders' Meeting that so resolves, and the term within which the liquidation must be carried out will be determined. In any case, when proceeding with the dissolution and liquidation of the corporation, one or more liquidators shall be appointed at the General Meeting that so agrees, and the period within which the liquidation must be carried out shall be determined, which may not exceed two YEARS.

TWENTY-EIGHTH: MANNER OF FILLING VACANCIES OF THE DIRECTORS: In the event of death, resignation, leave of absence, absence or any temporary or definitive impediment of any of the Directors, they shall be replaced by Alternates. Anything not foreseen shall be governed by the provisions of the substitution of directors in the Code of Commerce.

TWENTY-NINTH: DISTRIBUTION OF PROFITS AND IF APPLICATION OF LOSSES AMONG THE PARTNERS: The profits and losses of the corporate business in each fiscal year shall be divided among the partners pro rata to the value of their respective paid corporate contributions. The General Meeting of Shareholders held immediately after the close of the fiscal year shall determine, in view of the statement of profits and losses, the distribution of profits and losses, the capitalization of profits and the increase of the company's reserves with said profits.

THIRTIETH: SITUATIONS NOT PROVIDED FOR: Situations not provided for shall be resolved in accordance with the provisions of the Code of Commerce and special laws.

THIRTY-FIRST: TRANSITORY AGREEMENT AND GENERAL AND SPECIAL STATEMENTS: The parties hereto agree to opt for a Board of Directors for the first period of administration.

The Board of Directors shall consist of three Directors as follows: Mr. Fuad el-Hibri, who is of legal age, a Businessman, married, of German nationality, domiciled in the United States of America, and who will occupy the position of President; Mr. Thomas Pauxtis Tanis, Jr, who is of legal age, married, of American nationality, domiciled in the United States of America, and who will occupy the position of Secretary; and Mr. Luis Miguel Espino, who is of legal age, Attorney at Law, married, of Salvadoran nationality, domiciled in San Salvador. who will occupy the position of Director; and the alternate Directors will be Mr. Myron Soltera. who is of legal age, Executive, single, of American nationality, with domicile in the state of Maryland, United States of America: Mrs. Mancy BI-Hibri, who is of legal age. Bi-Executive. Married. with domicile in the State of

Maryland, United States of America and Miss Kristy A. Kisling, who is of legal age. Executive, single, with domicile in the State of Maryland. United States. of America. of American nationality.

I, the Notary, state for the record that I have given to the grantors the warnings referred to in articles three hundred and fifty three of the Code of Commerce and Thirty-nine of the Notary Law. Thus were expressed the participants to whom I explained the legal effects of this instrument, which read that I had read to them integrally in a single act; they manifest that it is written in agreement to their wills, they qualify it and we sign it. OF EVERYTHING I ATTEST. Between the lines: or to the Secretary-indistinctly, the sectarian-okay. Between the lines: a liability company.

BEFORE ME FROM FOLIO ONE HUNDRED TWENTY-NINE RETURNED TO FOLIO ONE HUNDRED THIRTY-SEVEN RETURNED OF MY THIRD BOOK OF PROTOCOL WHICH EXPIRES ON JUNE FIFTEENTH, NINETEEN HUNDRED NINETY-NINE, I ISSUE, SIGN AND SEAL THE PRESENT TESTIMONY, IN SAN SALVADOR, ON THE EIGHTEENTH DAY OF DECEMBER OF NINETEEN HUNDRED NINETY-EIGHT, TO BE DELIVERED TO THE COMPANY DIGICEL, S.A. DE C.V.

COMMERCIAL REGISTRY: DEPARTMENT OF COMMERCIAL DOCUMENTS: San Salvador, at sixteen hours and seventeen minutes of the twenty-second day of December of nineteen hundred and ninety-eight. Inscribed Filed in this Registry at fifteen hours and four minutes on the twenty-first day of December nineteen hundred and ninety-eight, according to entry number 00146 of book 0042, of Filing of Corporate Instruments. The Municipal Solvencies numbers 258301 258212, issued by the Municipal Mayor's Office of San Salvador, dated December twenty-first and eighteenth, one thousand nine hundred ninety-eight, were in sight.

REGISTERED IN THE REGISTRY OF COMMERCE AT NUMBER 00051 OF BOOK 1405 OF THE COMPANIES REGISTRY. FROM FOLIO 486 TO FOLIO 505. DATE OF REGISTRATION: San Salvador, December twenty-second, nineteen hundred ninety-eight.

NUMBER SIXTY-ONE.

In the city of San Salvador at twelve o'clock on the twenty-third day of December, nineteen hundred and ninety-eight.

Before me. DANILO RODRIGUEZ VILLAMIL. Notary, of this domicile. Mr. LUIS MIGUEL ESPINO ARRIETA of thirty five years of age, lawyer of this domicile, of Salvadoran nationality, whom I know and identify by means of his Personal Identity Card number one-one two hundred sixty one thousand three hundred eighty six, who acts in name and representation of the company Atlantic Pacific Cellular of the domicile of the Cayman Islands, whose capacity I attest to be legitimate and sufficient because I have had sight of it: special power of attorney granted by the company Atlantic Pacific Cellular, on the thirtieth day of November of the current year, duly translated into

Spanish and authenticated by apostille on the first day of December of the current year, from which it is evident that the person appearing is authorized to grant acts such as the present one; and Mr. THOMAS PAUXTIS TANIS, forty-five years of age, Executive, of the domicile of the United States of America, of American nationality, whom I know and identify by means of his passport number one hundred eleven million one hundred twenty-four thousand forty-eight, who acts on his own behalf and SAYS TO ME: That the company that Mr. Luis MIGUEL ESPINO ARRIETA represents and Mr. THOMAS PAUXTIS TANIS in his personal capacity, are shareholders owners of the totality of the subscribed and paid capital of the variable capital corporation, called DIGICEL. SOCIEDAD ANONIMA DE CAPITAL VARIABLE, which may be abbreviated as DIGICEL, S.A. DE C.V. Registered at number FIFTY-ONE, of Book ONE THOUSAND FOUR HUNDRED AND FIVE, of the Registry of Corporations of the Registry of Commerce, as evidenced by the testimony of the Public Deed of incorporation of said corporation, which I have had before me. That in view of not having at your disposal the book of minutes of general shareholders' meetings of DIGICEL. S.A. DE C.V. in this act and based on the provisions of article two hundred forty-six of the Code of Commerce, appear before me and agree to hold an Extraordinary General Shareholders' Meeting of the company.

DIGICEL, S.A. DE C.V., dispensing with the Notice required by law because all the shareholders of the corporation are present. By virtue of the foregoing, you hereby proceed before me to hold the Extraordinary General Shareholders' Meeting, and agree to submit the following agenda for the consideration of the Meeting:

1. Appointment of the Chairman and Secretary of the meeting

2. They then proceed with the development of the agenda, AND UNANIMOUSLY AGREED

By the Registry of Commerce, as verified by the testimony of the Public Deed of incorporation of said corporation, and which I have had before me. That in view of the fact that you have at your disposal the book of minutes of the General Shareholders' Meeting of DIGICEL, S.A. DE C.V. in this act and based on the provisions of article two hundred and forty six of the Code of Commerce, you appear before me and agree to hold an Extraordinary General Shareholders' Meeting of DIGICEL, S.A. DE C.V., dispensing with the call required by law since all the shareholders of the company are present. By virtue of the foregoing, you hereby proceed before me to hold the Extraordinary General Shareholders' Meeting and agree to submit the following agenda for the consideration of the Meeting:

1. Appointment of the Chairman and Secretary of the meeting

2. They then proceeded with the development of the agenda. Appointment of Chairman and Secretary of the Meeting: Mr. Thomas Pauxtis Tanis is appointed as Chairman of the meeting and Mr. Luis Miguel Espino Arrieta is appointed as Secretary of the meeting. Verification of the attendance quorum: The appointed secretary proceeds to verify the attendance quorum, resulting that one hundred percent of the shares of the corporation are present,

3. Amendments to the Articles of Incorporation: The shareholders unanimously agree to make the following amendments to clauses FOURTEENTH. NINETEENTH, TWENTIETH, TWENTY SECOND AND TWENTY NINTH of the Articles of Incorporation of DIGICEL, S.A. DE C.V., in the following terms replace CLAUSE FOURTEENTH so that it now reads in its entirety as follows:

FOURTEENTH: EXTRAORDINARY GENERAL MEETINGS: Extraordinary General Shareholders' Meetings are those that meet to deal with any of the following matters: I) modification of the corporate charter; II) issuance of negotiable obligations or bonds: III) amortization of shares with the company's own resources and issuance of certificates of enjoyment; IV) taking any action that implies the liquidation or dissolution of the company or the adoption of any plan to carry out any of those activities; V) authorizing or issuing shares of the company AND VI) any other matters that in accordance with the law must be heard at an Extraordinary General Shareholders' Meeting.

B) CLAUSE NINETEENTH is replaced so that it now reads in its entirety as1: NINETEENTH: MAJORITY TO RESOLVE AT GENERAL MEETINGS; At Ordinary General Meetings and at Extraordinary General Meetings. Ordinary General Meetings and Extraordinary General Meetings whose purpose is to resolve the items contained in clauses II and III of the Fourteenth Clause, resolutions will be taken both on the first and second date of the General Meeting. On the first and second date of the call, by the favorable vote of three-fourths of the shares of the corporation in order for there to be a resolution in the Extraordinary Meetings, a favorable vote will be required, on the first date, of three-fourths of the shares of the corporation; and, on the second date, of three-fourths of the shares present; and on the third date, of the simple majority of the shares present.

C) Clause TWENTIETH is replaced so that it now reads in its entirety as follows: TWENTIETH. ADMINISTRATION OF THE CORPORATION: THE BOARD OF DIRECTORS The administration of the corporation shall be in charge of a Board of Directors composed of three to five Directors, as determined by the Ordinary General Meeting that appoints them, two directors shall occupy the offices of President and Secretary, respectively. The directors will remain in office for a period of TWO YEARS, counting from the day following the Ordinary General Shareholders' Meeting that determines and elects them, but may be removed from office at any time by the Ordinary or Extraordinary General Shareholders' Meeting. Directors may be reelected, one. or more times and it is, for the performance of their duties and, as long as a new election is not held;

D) PROVISION TWENTY SECOND CLAUSE is substituted so that it now reads as follows. in its entirety: TWENTY-SECOND: POWERS AND DUTIES: The Board of Directors, except for the limitations established by law or this corporate agreement, shall be vested with the broadest powers for the management of the corporate business interests. In particular, it shall have the following powers a) to determine the administrative regime of the corporation; b) to appoint and dismiss employees in the service of the corporation, fixing their salaries and wages; c) to agree on the basis of the corresponding leasing or service rendering contracts and employment contracts; d) appoint the managers and sub-managers it deems convenient for the good administration of the corporation; e) issue and sign in favor of the shareholders the share certificates or stock certificates, fulfilling the requirements of the law; f) agree upon the credit or banking institutions in which the company's funds and securities shall be deposited; g) create and organize branches, agencies, factories and offices of the corporation, and g) to create and organize branches, agencies, factories and offices of the corporation and to fix the rules of its organization; h) to determine and fix the prices, values and conditions of the goods. i) determine the appearance of the corporation before the courts and public authorities; j) execute the valid resolutions of the general meetings and enforce the provisions of the law and of this corporate charter; k) call ordinary and extraordinary general meetings; l) order the timely legal publication of the balance sheets required by law; m) discuss and approve, in principle, the balance sheet, the inventory and the annual report to be submitted to the General Meeting of Shareholders; n) to formulate and establish, when appropriate, the working regulations and other internal regulations of the Company and of the companies it may have; a) incur any debt or grant a lien to secure such debt in any amount exceeding TWO MILLION DOLLARS of the United States of America or its equivalent SIXTEEN MILLION FIVE HUNDRED THOUSAND COLONES; o) sell, lease, exchange, transfer or dispose of substantial assets of the corporation outside the ordinary course of business of the corporation; p) carry out any transaction or amend or terminate any contractual obligation in excess of TWO MILLION FIVE HUNDRED NINETY THOUSAND COLONES, o) sell, lease, exchange, transfer or dispose of substantial assets of the corporation outside the ordinary course of business of the corporation; p) carry out any transaction or amend or terminate any contractual obligation in excess of TWO MILLION ONE HUNDRED NINETY THOUSAND COLONES, or its equivalent in any convertible currency, with any shareholder or affiliated company of the corporation including, without being an exhaustive list, granting loans to any shareholder of the corporation, or granting a management contract to ATLANTIC PACIFIC CBLLULAR: and, g) all other powers that are compatible with a normal management administration and execution of the corporate business To resolve the points contained in the ordinals "ñ", "o" and "p".

D) PROVISION TWENTY-NINTH CLAUSE is replaced by the following: TWENTY-NINTH. DISTRIBUTION OF PROFITS: The General Shareholders' Meeting held immediately after the close of the fiscal year shall determine, based on the profit and loss statement, the distribution of profits in the form of dividends, the capitalization of profits and the increase of the Company's reserves with said profits. The parties hereto declare that, in order for this instrument to be considered as the Articles of Incorporation of DIGICEL, S.A. DE C.V., all the clauses of the Articles of Incorporation of the corporation that also comprise its bylaws are gathered in this instrument in the following manner:

FIRST: NATURE AND NATIONALITY: The corporation is of an anonymous nature, of variable capital and Salvadoran rationality.

SECOND: NAME AND ADDRESS: Its name is DIGICEL, SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE; which can be abbreviated to Digicel, S.A. de C.V. The main domicile of the corporation is the city of San Salvador: Department of the same name, but it may establish agencies, branches, establishments and other dependencies, inside or outside the Republic,

THIRD: PURPOSE: The purpose of the Corporation shall be: a) the rendering of all types of services in the field of telecommunications, including the acquisition, implementation and operation of frequencies for transmissions, the rendering of all maintenance services for communications networks the expansion of such networks, the obtaining of necessary equipment and services from third parties, the acquisition of additional frequencies to extend and improve the capacity of the telecommunications network; b) the exploitation of Industry and commerce, in the pursuit of which it shall enter into all types of lawful acts which, without being limiting; includes: Manufacturing Transforming machining industrializing distributing buying selling importing and exporting on its own account or on behalf of third parties all kinds of merchandise; c) buying, leasing Selling Taxing managing and disposing in any other form of real estate: a) acquiring Managing, negotiating, underwriting issuing, encumbering, guaranteeing securities, including debt securities; e) Projecting, organizing, operating and managing all general companies and businesses of its own or others; f) Granting personal guarantees, sureties, sureties, pledges, mortgages: receiving loans: granting contracts and entering into. In general, all kinds of legal acts necessary or convenient for the realization of its purpose or as a consequence thereof; b) To provide and receive all kinds of administrative, technical and supervisory consulting or advisory services and b) to act as intermediary, commission agent, agent or distributor for all kinds of companies in the country or abroad.

FOURTH: TERM: The term of the corporation is indefinite.

FIFTH: CAPITAL STOCK: A) AMOUNT OF THE CAPITAL STOCK. B) MINIMUM CAPITAL. C) CASH CONTRIBUTIONS.

A) AMOUNT OF THE CAPITAL STOCK: The capital stock is TWO MILLION COLONES represented and divided into ONE HUNDRED THOUSAND nominative shares, common, of a single series and common category of the nominal value of TWENTY COLONES each. Each share gives the right to one vote in any kind of General Meeting.

B) MINIMUM CAPITAL: The minimum capital with which the corporation shall have a minimum of TWO MILLION COLONES.

C) CASH CONTRIBUTIONS: The capital stock has been subscribed and paid as follows: Mr. Luis Miguel Espino Arrieta on behalf of the company Atlantic Pacific Cellular has subscribed NINETY-NINE THOUSAND NINE HUNDRED NINETY-NINE shares, whose total value is ONE MILLION NINE HUNDRED NINETY-NINE THOUSAND NINE HUNDRED EIGHTY COLONES; and Mr. THOMAS TANIS has subscribed ONE share whose total value is TWENTY COLONES. The participants in the act of incorporation of the company paid the fourth part of the value of the shares.

SIXTH: REGIMES FOR THE VARIABILITY OF THE CAPITAL: The increase or decrease of the capital, in the variable part will be: agreed upon by the Extraordinary General Shareholders' Meeting and recorded in the Capital Registry Book duly legalized for such purpose the corporation will keep the corporation, all in accordance with the following regimes:

A) REGIME FOR CAPITAL INCREASE: The capital increase may take place by subsequent contributions by admission of new shareholders; by capitalization of profits and reserves or by revaluation of assets under the following conditions a) that the previous capital is fully paid up: b) that the resolution to increase the capital is approved by the Extraordinary General Meeting. b). that the resolution to increase capital be approved by the Extraordinary General Shareholders' Meeting with the percentage of votes required by law for such purpose, establishing, in each case: The amount, form and term in which the agreed capital increase payments must be made; c) in the event that the capital stock is increased by new contributions, the new shares to be issued must be fully subscribed and each one paid in at least twenty-five percent, when payment is made in cash, if the contributions are in kind, the value of each share must be paid in full. the value of each share

B) RULES FOR CAPITAL Diminution: The reduction of capital may be effected by partial or total withdrawal of some contributions or by devaluation of the assets under the following conditions: a) when the capital stock is equal to the minimum capital b) when the capital stock is greater than the minimum and a shareholder exercises his right of withdrawal, either totally or partially, the capital may only be reduced in accordance with the rules governing fixed capital companies, and the respective public deed of capital reduction must be executed for this purpose, b) when the capital stock is greater than the minimum and a shareholder exercises his right of withdrawal, either in whole or in part, he must notify the company either judicially or by notarial act, but such withdrawal will not take effect until the end of the current fiscal year, if the notification is made before the last quarter of such fiscal year; and until the end of the following fiscal year. c) any shareholder may exercise its right of withdrawal, subject to the authorization of the Extraordinary General Shareholders' Meeting and provided that such withdrawal does not imply reducing the capital stock to less than the minimum dl when two or more shareholders wish to exercise the right of withdrawal. d) when two or more shareholders wish to exercise their right of withdrawal and such withdrawals would have the effect of reducing the capital stock to less than the minimum; d) when two or more shareholders wish to exercise their right of withdrawal and such withdrawals would have the effect of reducing the capital stock to less than the minimum, the Extraordinary General Shareholders' Meeting will authorize the payment of the contributions, proportionally to the participations that each shareholder has in the capital due to devaluation of the assets, the Extraordinary General Shareholders' Meeting will establish the basis for regulating the manner of effecting the reduction.

C) REQUIREMENTS FOR INCREASING THE MINIMUM CAPITAL: When it is agreed to increase the level of the minimum capital, the resolution will be published in the Official Gazette and in a newspaper of national circulation. Once said resolution has been published and the respective public deed of capital increase has been registered, it may not be reduced or revoked except with the same formalities that apply to fixed capital corporations. Capital increases do not in themselves mean that the minimum level of capital stock is increased, unless this is expressed in the resolution and the corresponding public deed is granted and registered.

SEVENTH: CAPITAL REGISTRY BOOK: In compliance with the provisions of Article Three Hundred and Twelve of the Code of Commerce, the corporation shall keep a Capital Registry Book, in which all capital increases or decreases shall be recorded.

EIGHTH: SHARES: The share is the necessary title to accredit, exercise and transfer the quality of shareholder.

NINTH: STOCK CERTIFICATES: A) Shareholders may be issued stock certificates, which may represent one or several shares. These certificates must contain all the requirements set forth in Article 149 of the Code of Commerce and shall be signed by the President and the Secretary of the Board of Directors. B) REPLACEMENT OF STOCK CERTIFICATES: In case of loss, destruction or misplacement of any share certificate, the provisions of the Code of Commerce, the Commercial Procedures Law and any other laws shall apply. applicable. All replacement expenses shall be borne by the interested party, the corporation shall not have liability whatsoever to the shareholders or third parties by virtue of the replaced certificates, whether by reason thereof dividends have been collected or other rights granted to the shareholders under the terms of this deed have been exercised. C) SHAREHOLDERS' REGISTER BOOK: The corporation shall keep a Shareholders' or Stock Registry Book which shall contain the requirements contemplated in Article One Hundred Fifty-five of the Code of Commerce.

TENTH: PRE-EMPTIVE RIGHT TO ACQUIRE NEW SHARES: In the event of a capital increase, the shareholders shall have a preferential right to subscribe the new shares issued, in proportion to the number of shares they hold on the date on which the increase is agreed upon. The rights conferred on the shareholders in the event of a capital increase must be exercised within fifteen days following the publication of the respective resolution.

ELEVENTH: GOVERNANCE OF THE COMPANY: The governance of the Company shall be exercised by the General Shareholders' Meetings AND by the Board of Directors, as determined by the General Shareholders' Meeting.

of Shareholders that elects the Directors of the corporation.

TWELFTH: GENERAL MEETINGS OF SHAREHOLDERS: There will be two types of Meetings: Ordinary and Extraordinary. The General Shareholders' Meeting, formed by the shareholders legally summoned and assembled, is the supreme body of the corporation. The resolutions legally adopted shall bind all shareholders present and even those absent or dissenting, except for the rights of opposition and withdrawal in the cases indicated by law:

THIRTEENTH: ORDINARY GENERAL SHAREHOLDERS' MEETING: The Ordinary General Shareholders' Meeting shall be held at least once a year. It shall meet at least once a year within five months after the close of the fiscal year, at the place, day and time indicated in the notice of meeting and, in addition to the matters included in the agenda, shall be informed of the following I) the report presented by the Board of Directors, the Balance Sheet, the Statement of Profit and Loss and the Auditor's Report, in order to approve or disapprove the first three and take such actions as it deems appropriate; II) the election and removal of the company's directors and the auditor; III) the emoluments corresponding to the directors and the auditor; IV) the distribution of profits; and V) the matters that the Board of Directors cannot resolve, and which the law does not require to be submitted to an Extraordinary General Meeting.

FOURTEENTH: EXTRAORDINARY GENERAL MEETINGS: Extraordinary General Shareholders' Meetings are those that meet to deal with any of the following matters: I) modification of the corporate charter; II) issuance of negotiable obligations or bonds; III) amortization of shares with the company's own resources and issuance of certificates of enjoyment; IV) taking any action that implies the liquidation or dissolution of the company or the adoption of any plan to carry out any of those activities V) authorizing or issuing shares of the company, VII) any other matters that in accordance with the law should be heard at an Extraordinary General Shareholders' Meeting.

FIFTEENTH: CALLS: The calls for Extraordinary or Ordinary General Meetings shall be published at least fifteen days prior to the date set for the meeting, not counting in said period either the day of publication of the call or the day of the Meeting. The following are indispensable requirements of the notice: I) the name of the company; II) the type of Meeting to be called; III) the indication of the necessary quorum; IV) the place, day and time of the Meeting; V) the place and time in advance with which the deposit of the shares must be made and the nomination of the person who is to issue the receipts for them; VI) the agenda of the Meeting; VII) the name and position of the person who signs the notice. The Meetings on first and second call will be announced in a single notice; the meeting dates will be separated, at least, by a period of twenty-

four hours. In the event that the Extraordinary General Meeting could not be held due to lack of quorum on any of the dates of the call, a new call will be made, which may not be announced simultaneously with the previous ones and, in addition, must express the circumstances of being a third call and that the meeting will be valid regardless of the number of shares presented. However, it will not be necessary to call an Ordinary or Extraordinary General Meeting if the shareholders or the representatives of all the shares into which the capital stock is divided agree to hold the Meeting and unanimously approve the agenda: The same Meeting may deal with matters of an ordinary and extraordinary nature if the notice of meeting so states. As from the publication of the notice, the books and documents related to the purposes of the Meeting will be available at the Company's offices for the Shareholders to acquaint themselves with them. Notices for General Meetings shall be made by the Board of Directors or if necessary, by the auditor.

SIXTEENTH: RIGHT TO REQUEST CONVOCATION: Shareholders representing at least five percent of the capital stock may request in writing at any time to the Board of Directors the convocation of a General Shareholders' Meeting to deal with the matters indicated in their request. The holder of a single share shall have the same right in any of the following cases^ I) when no meeting has been held during two consecutive fiscal years; II) when the meetings held during that time have not dealt with the matters indicated in the first four paragraphs of Clause Eleven of this Deed. If the Board of Directors refuses to call the meeting, or does not do so within fifteen days following the date on which it received the request, the meeting will be called by the competent Judge at the request of the interested shareholder or shareholders, with a three-day hearing for the Board of Directors.

SEVENTEENTH: LIST OF CONCURRENTS: At the time indicated in the notice of meeting, a list of the shareholders present or represented and of the shareholders' representatives will be drawn up, indicating their names and the number of shares represented by each one; before the first vote, the list will be exhibited for examination and will be signed by the Chairman of the Board of Directors, the Secretary of the Board of Directors, and the attending shareholders and representatives.

EIGHTEENTH: MEETING QUORUM ORDINARY AND EXTRAORDINARY GENERAL MEETINGS: The General Meetings shall be governed as to quorum in accordance with the provisions of Articles two hundred forty, two hundred forty-one, two hundred forty-two, two hundred forty-three, two hundred forty-four and other applicable articles of the current Code of Commerce or by the legal provisions that may replace, modify or complement them in the future.

NINETEENTH: MAJORITY TO RESOLVE IN THE GENERAL MEETINGS: In the Ordinary General Meetings and in the Extraordinary General Meetings, whose purpose is to resolve the points contained in items II and III of Clause Fourteen the resolutions will be taken, both on the first and second date of the call by the favorable vote of three fourths of the shares of the corporation, for there to be a resolution in the Extraordinary Meetings the favorable vote will be required, on the first date, of three fourths of the shares of the corporation and on the second date, of three fourths of the shares present; and on the third date, a simple majority of the shares present.

TWENTIETH: ADMINISTRATION OF THE COMPANY: OF THE BOARD OF DIRECTORS: The administration of the Company will be in charge of a Board of Directors composed of three to five Directors, as determined by the Ordinary General Meeting that appoints them. Two directors shall occupy the offices of president and secretary, respectively. The directors shall remain in office for a period of two years as of the day following the date of their appointment. Directors may be reelected one or more times for the performance of their duties, and until an election is held, they shall continue in office until a new election is held.

TWENTY-FIRST: CERTIFICATIONS: Certifications of all kinds may be issued by the Secretary of the Board of Directors or by the person designated for such purpose by the corresponding General Meeting.

TWENTY-SECOND: POWERS AND DUTIES: The Board of Directors, except for the limitations established by the lay or this corporate agreement, shall be vested with the broadest powers for the management of the corporate business and interests. In particular, it shall: a) determine the administrative regime of the corporation; b) appoint and dismiss employees in the service of the corporation, fixing salaries and wages; agree on the basis of the corresponding leasing or service rendering contracts and employment contracts; d) appoint the managers and sub-managers it deems convenient for the good administration of the corporation; when issuing and signing, in favor of the shareholders, the share certificates or stock certificates. f) to agree in which credit or banking institutions the company's funds and securities must be deposited; g) to create and organize branches, agencies, factories and offices of the company and to fix the rules of their organization; h) to determine and fix the prices, values and conditions of the goods, services and operations with which the company operates; i) determine the appearance of the corporation before the courts and public authorities; j) execute the valid resolutions of the general meetings and enforce the provisions of the law and of this corporate charter; k) call ordinary and extraordinary general meetings; h) order the legal publication in due time of the balance sheets required by law; m) discuss and approve, in principle, the balance sheet, the inventory and the annual report; i) approve, in principle, the inventory and the annual report of the corporation; j) approve, in principle, the balance sheet and the annual report of the corporation; k) approve, in principle, the balance sheet and the annual report of the corporation. the balance sheet, inventory and annual report to be submitted to the General Meeting. a) to formulate and establish, when appropriate, the working regulations and other internal regulations of the corporation; n) to incur any debt or grant any lien to guarantee such debt in any amount exceeding TWO MILLION DOLLARS OF THE UNITED STATES OF AMERICA or its equivalent SIXTEEN MILLION FIVE HUNDRED THOUSAND COLONES or sell, lease, exchange, transfer or dispose of substantial assets of the corporation outside the ordinary course of business of the corporation; o) to carry out any transaction or transaction of the corporation outside the ordinary course of business of the corporation; p) enter into any transaction or amend or terminate any contractual obligation in excess of TWO MILLION ONE HUNDRED NINETY THOUSAND COLONES, or its equivalent in any convertible currency, with any shareholder or affiliated company of the corporation, including but not limited to granting loans to any shareholder of the corporation, or granting a management contract to ATLANTIC PACIFIC CELLULAR; and q) all other powers that are compatible with the normal management, administration and execution of the corporate business. The unanimous vote of all the members of the Board of Directors shall be required to resolve the points contained in paragraphs "n", "o" and "p" of this clause.

TWENTY-THIRD: Legal representation and use of the corporate signature: The legal, judicial and extrajudicial representation of the corporation and the use of the corporate signature shall correspond to the President or the Secretary of the Board of Directors, or whoever takes his place, who shall be vested with broad general powers of administration and disposition. The President or the Secretary shall not require authorization from the Board of Directors to act in the aforementioned capacity, except: a) to acquire, dispose of or encumber real estate or assets of the corporation; h) to obtain and grant credits; and c) to guarantee obligations of third parties, and dl) for all matters not pertaining to the ordinary course of business of the corporation.

TWENTY-FOURTH: AUDITORS: The General Ordinary Shareholders' Meeting shall elect an auditor for a term of one year, who may be re-elected, to perform the duties of oversight of the Company's corporate administration, with the powers and duties determined by law. In the event of the auditor's absence, impediment or resignation, the General Shareholders' Meeting shall elect the person to perform the duties of oversight of the Company.

TWENTY-FIFTH FINANCIAL YEAR: The fiscal year of the corporation is from January 1 to December 31 of each year.

TWENTY-SIXTH: RESERVES: From the net profits obtained in each fiscal year, the percentage established by law will be used to constitute a legal reserve fund until it represents the limit indicated by law. The General Shareholders' Meeting may agree to the constitution of other general or special reserve funds.

TWENTY-SEVENTH: DISSOLUTION AND LIQUIDATION: The Company may be dissolved for any of the causes provided by law or by resolution of the General Shareholders' Meeting, in an extraordinary meeting, specially called and with the favorable vote of three quarters of the shares. In any case, when proceeding with the dissolution and liquidation of the corporation, one or more liquidators will be appointed at the General Meeting that so agrees, and the period within which the liquidation must be carried out will be determined, which may not exceed two years.

TWENTY-EIGHTH: VACANCIES OF DIRECTORS. In the event of death, resignation, leave of absence, absence or any temporary or definitive impediment of any of the Directors, they shall be replaced by the Alternate Directors, and any other matters not foreseen shall be governed by the provisions of the applicable regime for the substitution of Directors of the Code of Commerce.

TWENTY-NINTH: DISTRIBUTION OF PROFITS: The General Shareholders' Meeting held immediately after the close of the fiscal year shall determine the distribution of profits in the form of dividends, the capitalization of profits and the increase of the Company's reserves with said profits, based on the statement of profit and loss.

THIRTIETH: SITUATIONS NOT PROVIDED FOR: Situations not provided for shall be resolved in accordance with the provisions of the Code of Commerce and special laws.

THIRTY-FIRST: TRANSITORY AGREEMENT GENERAL AND SPECIAL STATEMENTS: Incorporation of the corporation.

The first Board of Directors was elected, composed as follows, for the first term of office Mr. Fuad El-Hibri, a businessman of legal age, married, of German nationality, domiciled in the State of Maryland, United States of America, who will occupy the position of President; Mr. Thomas Pauxtis Tanis, Jr., a businessman of legal age, married, of American nationality, domiciled in the State of Maryland, United States of America, who will occupy the position of Secretary; and Mr. Luis Miguel Espino Arrieta, a businessman of legal age, married, of Salvadoran nationality, domiciled in San Salvador, who will occupy the position of Director; and Mr. Luis Miguel Espino Arrieta, a businessman of legal age, married, of Salvadoran nationality, who will occupy the position of Director. Luis Miguel Espino Arrieta, who is of legal age, married, of Salvadoran nationality, domiciled in San Salvador, who will occupy the position of Director; and The alternate Directors are Mr. Myron Solter, who is of legal age, unmarried, of American nationality, domiciled in the State of Maryland, United States of America; Mrs. Nancy El-Hibri, who is of age, married, domiciled in the State of Maryland, United States of America, of American nationality.

I, the Notary, state for the record that I gave the grantors the warnings referred to in articles three hundred and fifty-three of the Code of Commerce and thirty- nine of the Notary Law. Thus expressed themselves the participants to whom I explained the legal effects of this instrument, which I have read in its entirety, in a single act, they declare that it is drafted according to their wills, they ratify it and we sign it. OF ALL THESE THINGS I ATTEST

BEFORE ME FROM FOLIO ONE HUNDRED AND FORTY-TWO BACK TO FOLIO ONE HUNDRED AND FIFTY-FOUR FRONT OF MY PROTOCOL BOOK WHICH EXPIRES ON JUNE FIFTEENTH, NINETEEN HUNDRED AND NINETY-NINE, AND I HEREBY ISSUE, SIGN AND SEAL THIS CERTIFICATE, IN SAN SALVADOR, ON THE TWENTY-THIRD DAY OF DECEMBER OF NINETEEN HUNDRED AND NINETY-NINE, TO BE DELIVERED TO THE COMPANY DIGICEL, S.A. DE C.V. - Amended: Digicel-Vale.

GISTRO DE COMERCIO: DEPARTMENT OF COMMERCIAL DOCUMENTS:

San Salvador, at eleven hours and forty-nine minutes on September thirteenth, nineteen hundred and ninety-nine. Inscribe. Presented in this Registry at twelve hours and twenty-three minutes, on March twenty-third, nineteen hundred ninety-nine, according to entry number 00760 of book 0042, of Presentation of Corporate Instruments. The solvency certificate of Income Tax Series “A” number 122988, issued by the Ministry of Finance on May seventh, and municipal number 279042, issued by the Municipal Mayor's Office of this city, on September second, both of the present year and in favor of DIGICEL, S.A. DE C.V., was in sight.

REGISTERED IN THE REGISTRY OF COMMERCE AT NUMBER 00022 OF BOOK 1467 OF THE REGISTRY OF CORPORATIONS. FROM FOLIO 82 TO FOLIO 109. DATE OF REGISTRATION: San Salvador,

September thirteenth, nineteen hundred ninety-nine.